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EXHIBIT 2

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

GREENLIGHT CAPITAL PROPOSALS NOT APPROVED AT
MI DEVELOPMENTS' SHAREHOLDERS MEETING

        May 4, 2005, Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.SV.A, MIM.MV.B; NYSE: MIM) announced that the two resolutions proposed by Greenlight Capital, Inc. were not approved at the Company's annual and special meeting held today.

        On the first proposal, 91.8% of the votes represented at the meeting voted against the resolution that MID convert into a REIT or other income-oriented investment vehicle (19.4% of the Class A Subordinate Voting Shares and 99.8% of the Class B Shares). On the second proposal, 91.3% of the votes represented at the meeting voted against the resolution that MID sell or spin off its strategic investment in Magna Entertainment Corp. (14.7% of the Class A Subordinate Voting Shares and 99.8% of the Class B Shares). 61.4% of the outstanding Class A Subordinate Voting Shares and 96.2% of the outstanding Class B Shares were voted at the meeting.

        "The Board recommended against the Greenlight resolutions because it believes they are not in the best interests of MID and its shareholders at this time," said John Simonetti, Chief Executive Officer of MID. "The Board, the Special Committee and MID management will consider the results of today's votes as part of our continuing commitment to manage MID's business and our investment in MEC in the long-term best interests of MID and all its shareholders."

        In other matters at today's meeting, shareholders elected the following directors to the Board: Barry Byrd, Neil Davis, Philip Fricke, Manfred Jakszus, Dennis Mills, John Simonetti, Frank Stronach, Judson Whiteside and Douglas Young.

About MI Developments Inc.

        MI Developments is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. The Company also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

        For further information:

Investors:	Media:
Doug Tatters Executive Vice-President & Chief Financial Officer MI Developments Inc. 905-726-7507	John Lute Lute & Company 416-929-5883

Forward-Looking Statements

        The contents of this press release may contain "forward -looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding MID's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. In this press release we use words such as "will", "expect", "should" and similar words to identify forward -looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward -looking statements are based on information available at the time and/or management's good faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID's control, that could cause actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other factors are set forth under "Risk Factors" in MID's Annual Information Form for 2004, attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2004. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward -looking statements to reflect subsequent information, events or circumstances or otherwise.

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EXHIBIT 2